Exhibit 99.1

News Release:

FOR IMMEDIATE RELEASE

Great American Family Parks Announces New Trading Symbol; Completes Name Change to Parks! America, Inc.

Santa Monica, Calif. – June 25, 2008 – Great American Family Parks, Inc. (OTCBB: PRKA), a company in the business of acquiring, staffing and managing theme parks announced today that the company has received its new trading symbol from Nasdaq Corporate Actions, and effective at the open of business today will trade under the symbol PRKA. In addition, as previously announced, Great American Family Parks has formalized the process of changing its name to Parks! America, Inc. The company previously traded under the symbol GFAM.

CEO Larry Eastland said, “We are delighted to complete our name change and to begin using our new ticker symbol. This is part of a broader initiative that involves reinvigorating our regional parks as we focus our efforts on building a strong brand for consumers and for our shareholders.”

About Parks! America, Inc.

Parks! America, Inc. (PRKA) is a theme park acquisition, management and staffing company based in Santa Monica, Calif. Comprised of nationally-known amusement park experts and management specialists, PRKA has the goal of acquiring small and medium-sized theme parks, instilling an efficient management system, streamlining and managing staffing, and generating industry-leading profits. The company has two operating divisions, the Park Staffing Services business, which staffs and services nationally recognized as well as regional businesses on a contractual basis; and, the Theme Park Division, which continues to expand its acquisitions throughout the U.S. The theme park division is currently composed of two theme parks, Wild Animal Safari near Atlanta, GA and Animal Paradise near Springfield, MO. For additional information about Parks! America visit: http://www.weloveparks.com

An investment profile on Parks! America may be found at www.hawkassociates.com/profile/prka.cfm

For more information contact Ashley Hull at Parks! America, Inc., at 310.450.9100 or Frank Hawkins or Julie Marshall, Hawk Associates, at 305.451.1888, e-mail: parks.america@hawkassociates.com. To receive future releases in e-mail alerts, sign up at www.hawkassociates.com/about/alert